UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 1)*


                    Under the Securities Exchange Act of 1934



                           CORGI INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
                                (Name of Issuer)

            American Depositary Shares (Representing Ordinary Shares)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    21872Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 28, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

                [ ] Rule 13d-1(b)
                [X] Rule 13d-1(c)
                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   21872Q103
--------------------------------------------------------------------------------
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                WS Capital, L.L.C.
--------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]                      (b)  [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Texas
--------------------------------------------------------------------------------
 Number of Shares Beneficially Owned
   by Each Reporting Person           (5) Sole Voting Power:          675,000
                                          --------------------------------------
                                      (6) Shared Voting Power:              0
                                          --------------------------------------
                                      (7) Sole Dispositive Power:     675,000
                                          --------------------------------------
                                      (8) Shared Dispositive Power:         0
                                          --------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
                    675,000
--------------------------------------------------------------------------------

(10)    Check  Box if  the Aggregate Amount  in Row (9) Excludes  Certain Shares
        [  ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):    6.2%*
--------------------------------------------------------------------------------

(12)    Type of Reporting Person:     HC/OO
--------------------------------------------------------------------------------

* Based on information provided by the issuer, there were 10,176,943 shares of common stock issued and outstanding as of April 25, 2006.

CUSIP NO.   21872Q103
--------------------------------------------------------------------------------
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                WS Capital Management, L.P.
--------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]                      (b)  [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Texas
--------------------------------------------------------------------------------
 Number of Shares Beneficially Owned
   by Each Reporting Person           (5) Sole Voting Power:          675,000
                                          --------------------------------------
                                      (6) Shared Voting Power:              0
                                          --------------------------------------
                                      (7) Sole Dispositive Power:     675,000
                                          --------------------------------------
                                      (8) Shared Dispositive Power:         0
                                          --------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
                    675,000
--------------------------------------------------------------------------------

(10)    Check  Box if  the Aggregate Amount  in Row (9) Excludes  Certain Shares
        [  ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):    6.2%*
--------------------------------------------------------------------------------

(12)    Type of Reporting Person:     IA/PN
--------------------------------------------------------------------------------

* Based on information provided by the issuer, there were 10,176,943 shares of common stock issued and outstanding as of April 25, 2006.

CUSIP NO.   21872Q103
--------------------------------------------------------------------------------
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                Reid S. Walker
--------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]                      (b)  [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
 Number of Shares Beneficially Owned
   by Each Reporting Person           (5) Sole Voting Power:          675,000
                                          --------------------------------------
                                      (6) Shared Voting Power:              0
                                          --------------------------------------
                                      (7) Sole Dispositive Power:     675,000
                                          --------------------------------------
                                      (8) Shared Dispositive Power:         0
                                          --------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
                    675,000
--------------------------------------------------------------------------------

(10)    Check  Box if  the Aggregate Amount  in Row (9) Excludes  Certain Shares
        [  ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):    6.2%*
--------------------------------------------------------------------------------

(12)    Type of Reporting Person:     HC/IN
--------------------------------------------------------------------------------

* Based on information provided by the issuer, there were 10,176,943 shares of common stock issued and outstanding as of April 25, 2006.

CUSIP NO.   21872Q103
--------------------------------------------------------------------------------
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                G. Stacy Smith
--------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]                      (b)  [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
 Number of Shares Beneficially Owned
   by Each Reporting Person           (5) Sole Voting Power:          675,000
                                          --------------------------------------
                                      (6) Shared Voting Power:              0
                                          --------------------------------------
                                      (7) Sole Dispositive Power:     675,000
                                          --------------------------------------
                                      (8) Shared Dispositive Power:         0
                                          --------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
                    675,000
--------------------------------------------------------------------------------

(10)    Check  Box if  the Aggregate Amount  in Row (9) Excludes  Certain Shares
        [  ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):    6.2%*
--------------------------------------------------------------------------------

(12)    Type of Reporting Person:     HC/IN
--------------------------------------------------------------------------------

* Based on information provided by the issuer, there were 10,176,943 shares of common stock issued and outstanding as of April 25, 2006.

CUSIP NO.   21872Q103
--------------------------------------------------------------------------------
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                BC Advisors, LLC
--------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]                      (b)  [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Texas
--------------------------------------------------------------------------------
 Number of Shares Beneficially Owned
   by Each Reporting Person           (5) Sole Voting Power:          1,252,800
                                          --------------------------------------
                                      (6) Shared Voting Power:                0
                                          --------------------------------------
                                      (7) Sole Dispositive Power:     1,252,800
                                          --------------------------------------
                                      (8) Shared Dispositive Power:           0
                                          --------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
                    1,252,800
--------------------------------------------------------------------------------

(10)    Check  Box if  the Aggregate Amount  in Row (9) Excludes  Certain Shares
        [  ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):    11.5%*
--------------------------------------------------------------------------------

(12)    Type of Reporting Person:     HC/CO
--------------------------------------------------------------------------------

* Based on information provided by the issuer, there were 10,176,943 shares of common stock issued and outstanding as of April 25, 2006.

CUSIP NO.   21872Q103
--------------------------------------------------------------------------------
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                SRB Management, L.P.
--------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]                      (b)  [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Texas
--------------------------------------------------------------------------------
 Number of Shares Beneficially Owned
   by Each Reporting Person           (5) Sole Voting Power:          1,252,800
                                          --------------------------------------
                                      (6) Shared Voting Power:                0
                                          --------------------------------------
                                      (7) Sole Dispositive Power:     1,252,800
                                          --------------------------------------
                                      (8) Shared Dispositive Power:           0
                                          --------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
                    1,252,800
--------------------------------------------------------------------------------

(10)    Check  Box if  the Aggregate Amount  in Row (9) Excludes  Certain Shares
        [  ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):    11.5%*
--------------------------------------------------------------------------------

(12)    Type of Reporting Person:     IA/PN
--------------------------------------------------------------------------------

* Based on information provided by the issuer, there were 10,176,943 shares of common stock issued and outstanding as of April 25, 2006.

CUSIP NO.   21872Q103
--------------------------------------------------------------------------------
(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                Steven R. Becker
--------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  [ ]                      (b)  [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
 Number of Shares Beneficially Owned
   by Each Reporting Person           (5) Sole Voting Power:          1,252,800
                                          --------------------------------------
                                      (6) Shared Voting Power:                0
                                          --------------------------------------
                                      (7) Sole Dispositive Power:     1,252,800
                                          --------------------------------------
                                      (8) Shared Dispositive Power:           0
                                          --------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:
                    1,252,800
--------------------------------------------------------------------------------

(10)    Check  Box if  the Aggregate Amount  in Row (9) Excludes  Certain Shares
        [  ]
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):    11.5%*
--------------------------------------------------------------------------------

(12)    Type of Reporting Person:     HC/IN
--------------------------------------------------------------------------------

* Based on information provided by the issuer, there were 10,176,943 shares of common stock issued and outstanding as of April 25, 2006.

          This Schedule 13G relates to the common stock ("Common Stock") of Corgi International Limited acquired by (i) WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership ("WSC"), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership ("WSCQP"), (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("WS International"), and (4) HHMI Investments, L.P., a Delaware limited partnership ("HHMI"), and (ii) BC Advisors, LLC, a Texas limited liability company ("BCA"), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership ("SRBGC"), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership ("SRBQP"), and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership ("SRB Offshore"). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership ("WSC Management"), which is the general partner of WSC and WSCQP and the investment manager for WS International and the investment manager for HHMI. BCA is the general partner of SRB Management, L.P., a Texas limited partnership ("SRB Management"), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven
          R. Becker is the sole principal of BCA. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker and G. Stacy Smith on investment strategies from time to time. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.



Item 1(a).  Name Of Issuer:  CORGI INTERNATIONAL LIMITED

Item 1(b).  Address of Issuer's Principal Executive Offices:
            1203 East Wing
            New World Office Building
            24 Salisbury Road
            Tsimshatsui, Kowloon
            Hong Kong, S.A.R., China


Item 2(a).  Name of Person Filing:

            See Item 1 of each cover page.

Item 2(b).  Address of Principal Business Office or, if none, Residence:
            300 Crescent Court, Suite 1111
            Dallas, Texas  75201

Item 2(c).  Citizenship:  See Item 4 of each cover page.

Item 2(d).  Title of Class of Securities:
            American Depositary Shares (representing Ordinary Shares)

Item 2(e).  CUSIP No.:   21872Q103


Item 3.     Not Applicable

Item 4.  Ownership:

         (a)   Amount Beneficially Owned:

               Reid S. Walker and G. Stacy Smith are the beneficial owners of 675,000 shares of Common Stock, which includes (i) a note convertible into 500,000 shares of Common Stock and (ii) warrants to purchase 175,000 shares of Common Stock beneficially owned by WS Capital and WSC Management beneficially owned for the accounts of WSC, WSCQP, WS International and HHMI.

               WS Capital and WSC Management are the beneficial owners of (i) a note convertible into 500,000 shares of Common Stock and (ii) warrants to purchase 175,000 shares of Common Stock beneficially owned for the accounts of WSC, WSCQP, WS International and HHMI.

               Steven R. Becker is the beneficial owner of 1,252,800 shares of Common Stock which includes (i) 577,800 shares of Common Stock,
               (ii) a note  convertible  into 500,000 shares of Common Stock and
               (iii) warrants to purchase 175,000 shares of Common Stock beneficially owned by BCA and SRB Management for the accounts of SRBGC, SRBQP and SRB Offshore.

               BCA and SRB Management are the beneficial owners of (i) 577,800 shares of Common Stock, (ii) a note convertible into 500,000 shares of Common Stock and (iii) warrants to purchase 175,000 shares of Common Stock beneficially owned for the accounts of SRBGC, SRBQP and SRB Offshore.


         (b)    Percent of Class:   See Item 11 of each cover page.

         (c)    Number of Shares as to which such person has:

                 (i)  sole power to vote or to direct the vote:
                      See Item 5 of each cover page.

                 (ii) shared power to vote or to direct the vote:
                      See Item 6 of each cover page.

                (iii) sole power to dispose or to direct the disposition of:
                      See Item 7 of each cover page.

                 (iv) shared power to dispose or to direct the disposition of:
                      See Item 8 of each cover page.



Item 5.  Ownership of Five Percent or Less of a Class:  Not applicable.


Item 6. Ownership of More Than Five Percent on Behalf of Another Person: Not applicable.


Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
         Securities:

          WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, WSC, WSCQP, WS International and HHMI. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock owned by WSC Management's clients.

          SRB Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, SRBGC, SRBQP and SRB Offshore. BCA is the general partner of SRB Management. Steven R. Becker is the sole principal of BCA, and therefore exercises investment discretion and control with respect to the shares of Common Stock beneficially owned by SRB Management's clients.



Item 8. Identification and Classification of Members of the Group: Not applicable.


Item 9.  Notice of Dissolution of Group:  Not applicable.


Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    May 4, 2006


                                    WS CAPITAL, L.L.C.

                                    By: /s/ Reid S. Walker
                                       -----------------------------------------
                                        Reid S. Walker, Member


                                    WS CAPITAL MANAGEMENT, L.P.

                                    By:  WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                       -----------------------------------------
                                        Reid S. Walker, Member


                                            /s/ Reid S. Walker
                                           -------------------------------------
                                            REID S. WALKER


                                            /s/ G. Stacy Smith
                                           -------------------------------------
                                            G. STACY SMITH


                                    BC ADVISORS, LLC

                                    By: /s/ Steven R. Becker
                                       -----------------------------------------
                                        Steven R. Becker, Member


                                    SRB MANAGEMENT, L.P.

                                    By:  BC Advisors, LLC, its general partner

                                    By: /s/ Steven R. Becker
                                       -----------------------------------------
                                        Steven R. Becker, Member

                                            /s/ Steven R. Becker
                                           -------------------------------------
                                            Steven R. Becker


      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT


          In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Corgi International Limited and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 4, 2006.


                                    WS CAPITAL, L.L.C.

                                    By: /s/ Reid S. Walker
                                       -----------------------------------------
                                        Reid S. Walker, Member


                                    WS CAPITAL MANAGEMENT, L.P.

                                    By:  WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                       -----------------------------------------
                                        Reid S. Walker, Member


                                            /s/ Reid S. Walker
                                           -------------------------------------
                                            REID S. WALKER


                                            /s/ G. Stacy Smith
                                           -------------------------------------
                                            G. STACY SMITH


                                    BC ADVISORS, LLC

                                    By: /s/ Steven R. Becker
                                       -----------------------------------------
                                        Steven R. Becker, Member

                                    SRB MANAGEMENT, L.P.

                                    By:  BC Advisors, LLC, its general partner

                                    By: /s/ Steven R. Becker
                                       -----------------------------------------
                                        Steven R. Becker, Member



                                            /s/ Steven R. Becker
                                           -------------------------------------
                                            Steven R. Becker



                                    May 4, 2006